David J. Dzuricky Exhibit 10.1
Piedmont Natural Gas Company, Inc.
Max No. of Shares to
Purchase under plan 28,000

Rule 10b5-1 Purchase Plan and Client Representations

I, David J. Dzuricky, have, as of the date below, establish this Purchase Plan (“the Plan”) to purchase shares of the Issuer’s common stock pursuant to the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

I request that Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) execute the Plan as follows:

1.	Starting on April 21, 2005 and ending on April 30, 2005, purchase 28,000 at market on the principal exchange or market on which the shares are traded (the “Exchange”) in a self-directed IRA.

If my order to buy Shares pursuant to the Plan, whether market or limit, is handled by a Merrill Lynch trading desk, it shall be handled as “not held”. A “not held” or “working order” permits a Merrill Lynch trader to use reasonable brokerage judgment, exercising price and time discretion, as to when to execute the order.

2. Suspension

If Merrill Lynch must suspend purchases allocated under the Plan, pursuant to Section 1 above, on a particular day for any of the following reasons:

a.	a day specified by the Plan is not a day on which the shares trade regular way on the Exchange;

b. trading of the shares on the Exchange is suspended for any reason;

c.	there is insufficient volume for any or all of the shares at or below the specified price; or

d.	Merrill Lynch cannot effect a purchase of shares due to legal, regulatory or contractual restrictions applicable to it or to me;

then Merrill Lynch will purchase such shares as soon as the shares trade regular way on the Exchange for the price(s) specified in the Plan. Shares allocated under the Plan for purchase during the period when trading was suspended (check one of the following)

[ ] will not be purchased

[X] will be purchased as soon as possible once trading under the Plan resumes

[ ] will be carried forward to be purchased with the next amount of shares to be purchased in accordance with Section 1 of the Plan

3. Termination

The Plan shall end on the earliest of:

a. the end date listed above;

b. the completion of all purchases contemplated in Section 1 of the Plan;

c. the filing of a bankruptcy petition by the Issuer;

d. my or Merrill Lynch’s reasonable determination that:

(i)	the Plan does not comply with Rule 10b5-1 or other applicable securities laws;

(ii)	I have not, or Merrill Lynch has not, complied with the Plan, Rule 10b5-1 or other applicable securities laws; or

(iii) I have made misstatements in my Client Representations to Merrill

Lynch;

e.	the public announcement of a merger, recapitalization, acquisition, tender or exchange offer, or other business combination or reorganization resulting in the exchange or conversion of the shares of the Issuer into shares of a company other than the Issuer;

f. the public announcement of a public offering of securities by the Issuer;

g.	the conversion of the shares into rights to receive fixed amounts of cash or into debt securities and/or preferred stocks (whether in whole or in part);

h. my death, disability, or mental incapacity;

i. six months following my severance or retirement from the Issuer; or

j.	receipt by either party of written notice delivered by the other party pursuant to Section 12 below.

4.	At the discretion of Merrill Lynch, shares may be purchased on a given day or date in bulk or in smaller increments, depending upon market volume and the price(s) established above in Section 1.

5.	In the event of a stock split or reverse stock split, share quantity and the dollar amount at which shares are purchased will be automatically adjusted proportionately.

6.	Unless elected otherwise, in the event of a re-incorporation or other corporate reorganization resulting in an automatic share-for-share exchange of new shares for the type of shares subject to the Plan, then the new shares will automatically replace the type of shares originally specified in the Plan.

7. Indemnification.

a. I agree to indemnify and hold harmless Merrill Lynch from and against all claims, losses, damages and liabilities arising out of inquires and/or proceedings resulting from assertions that:

(i) the Plan or purchases made under the Plan do not comply with Rule 10b5-1 or with state securities laws or regulations prohibiting trading while in possession of material nonpublic information and

(ii) Merrill Lynch has not executed any purchases pursuant to the provisions of the Plan.

b. This indemnification will survive termination of the Plan.

Client Representations

8.	In consideration of Merrill Lynch accepting orders to buy securities under a written plan that I have established to meet the requirements of Rule 10b5-1 under the Exchange Act, I make the following representations, warranties and covenants:

a.	I established the Plan in good faith, in compliance with the requirements of Rule 10b5-1, and at a time when I was not in possession of material nonpublic information about the Issuer, whose securities are the subject of the Plan.

b.	I have consulted with legal counsel and other advisors in connection with my decision to enter into the Plan and have confirmed that the Plan meets the criteria set forth in Rule 10b5-1.

c.	Except as provided in the Plan and while the Plan is in effect, I confirm that:

i.) I will not engage in an offsetting or hedging transaction in violation of Rule 10b5-1; and

ii.) I agree to notify Merrill Lynch in advance of any sales or purchases of any of the Issuer’s securities or any derivative transactions on the Issuer’s securities.

d.	I understand that while my plan is in effect, I may not disclose to those executing my plan at Merrill Lynch any information concerning the Issuer that might influence Merrill Lynch’s execution of the Plan.

e. Compliance with insider trading policies.

i.) The Plan does not violate the Issuer’s insider trading policies.

ii.) I have informed the Issuer of the existence and provisions of the Plan, and, if necessary under the Issuer’s insider-trading policies, authorized representatives of the Issuer have approved the Plan and retained a copy of the Plan.

f. Compliance with Rule 10b-18, I understand and agree:

i.) if I am an affiliate or control person under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, than all purchases of securities under the Plan will be in accordance with Rule 10b-18;

ii.) no purchase is permitted until after the opening transaction and that no purchase can occur during the one-half hour before trading is scheduled to terminate;

iii.) the purchase amount, other than a block purchase, is limited daily to the higher of (i) 100 shares or (ii) 25% of the average daily trading volume in the preceding four calendar weeks. Block purchases by the issuer must be subtracted in computing the average daily volume; and

iv.) No purchase may be made at a price higher than the current independent bid or last independent sale whichever is higher.

g.	I agree to make or cause to be made all necessary filings, including filings pursuant to Section 13 and Section 16 of the Exchange Act, and any other filings necessary pursuant to the Securities Act and/or the Exchange Act.

h.	I agree to inform Merrill Lynch as soon as possible of any subsequent restrictions imposed on me due to changes in the securities (or other) laws or of any contractual restrictions imposed by or on the Issuer, which would prevent Merrill Lynch or me from complying with the Plan.

i. Delivery requirements.

i.) I agree to have delivered into the custody of Merrill Lynch prior to the date of execution of any purchases specified under the Plan necessary funds to settle the intended purchases under the Plan.

ii.) I agree that Merrill Lynch’s obligation to execute purchases under the Plan is conditioned on the satisfaction of the foregoing delivery requirements.

9. The Plan may be modified or amended only upon:

a. the written agreement of myself and Merrill Lynch and

b.	the receipt by Merrill Lynch of a certificate that I have signed to the effect that the representations, warranties and covenants contained in my Client Representations, dated the date hereof, are true as of the date of such certificate.

10. The Plan may be signed in counterparts, each of which will be an original.

11.	The Plan and my Client Representations, together constitute the entire agreement between me and Merrill Lynch and supersede any prior agreements or understandings regarding the Plan.

12. All notices given by the parties under this Plan will be as follows:

a. If to Merrill Lynch:

Managing Director and Administrative Manager
Merrill Lynch, Pierce, Fenner & Smith, Inc.
MORROCROFT BUILDING ONE
4500 CAMERON VALLEY PARKWY
SUITE 400
CHARLOTTE, NC 28211

b. If to me: David J. Dzuricky

Piedmont Natural Gas Company, Inc.
1915 Rexford Road
Charlotte, NC 28211
Phone: (704) 364-3120
Fax: (704) 365-3849

If you are subject to the reporting requirements of Section 16 of the Exchange Act, complete the following Section 13 to have transaction information for open market transactions under the plan forwarded to a designated third party.

13.	I authorize Merrill Lynch to transmit transaction information via fax and/or email for open window and transactions under the Plan (sales and purchases) to:

a. David J. Dzuricky b. Martin C. Ruegsegger

Senior Vice President Vice President, Corporate Counsel &
and Chief Financial Officer Secretary
Piedmont Natural Gas Company, Inc. Piedmont Natural Gas Company, Inc.

Fax: 704-365-8515 Tel.: 704-731-4547	Fax Number:704-365-8515 Tel.: 704-731-4202

david.dzuricky@piedmontng.com marty.ruegsegger@piedmontng.com

Reasonable efforts will be made to transmit transaction information for open market transactions under the Plan (purchase or sale) by the close of business on the day of the purchase or sale, but no later than the close of business on the first trading day following the purchase or sale. I acknowledge that Merrill Lynch: (1) has no obligation to confirm receipt of any email or faxed information by the designated contact and (2) has no responsibility or liability for filing a Form 4 with the SEC or for compliance with Section 16 of the Securities Exchange Act of 1934. If any of the above contact information changes, or I would like to terminate this authorization, I will promptly notify Merrill Lynch in writing. I further authorize Merrill Lynch to transmit transaction information to a third party service provider who will make the information available to my designated representative(s) listed above.

14.	This Plan will be governed by and construed in accordance with the internal laws of the State of New York.

By: /s/ David J. Dzuricky

David J. Dzuricky Date: April 20, 2005

Acknowledged and Agreed:

Merrill Lynch, Pierce, Fenner & Smith Incorporated

By: /s/ Elizabeth M. Harris

Name: Elizabeth M. Harris

Title: Administrative Manager

Date: April 20, 2005

David J. Dzuricky
Janet L. Dzuricky
Piedmont Natural Gas Company, Inc.
Maximum # of shares to sell under the Plan: 9,000

Rule 10b5-1 Sales Plan and Client Representations

We, Janet L. Dzuricky and David J. Dzuricky, as of the date below, establish this Sales Plan (“Plan”) in order to sell shares of the common stock (“Shares”) of Piedmont Natural Gas Company, Inc. (“Issuer”) pursuant to the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (“Exchange Act”). We request that Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) execute the Plan as follows:

1.	Sales Instructions for Sales Starting on December 1, 2005 and ending on December 31, 2005,

1.1.	For securities other than employee stock options, you are authorized to execute the transactions pursuant to the attached SEC Rule 10b5-1 Sales Instruction and Notice Provision - Annex:

2. Execution, Average Pricing and Pro Rata Allocation of Sales

2.1. We agree and acknowledge that:

1.	If our order to sell Shares pursuant to the Plan, whether market or limit, is handled by a Merrill Lynch trading desk, our order shall be handled as “not held”. A “not held” or “working order” permits a Merrill Lynch trader to use reasonable brokerage judgment, exercising price and time discretion, as to when to execute the order.

2.	Merrill Lynch may execute our order: (a) in a single transaction or multiple transactions during the course of the trading day, or (b) it may aggregate our order with other orders for other sellers of the Issuer’s securities that may or may not have been accepted pursuant to a Rule 10b5-1 sales plan, execute them as a block or in multiple smaller transactions, and allocate an average price to each seller.

3.	When orders are aggregated, Merrill Lynch shall allocate the proceeds of shares sold pro rata among the sellers, based on the ratio of (x) the shares to be sold and (y) the sum of the proceeds of all shares sold, and Merrill Lynch will provide each seller an “average price confirmation” that identifies the amount of securities sold for the applicable seller together with an average price for sales.

3. Stock Splits/ Reincorporation/Reorganizations

3.1	In the event of a stock split or reverse stock split, the quantity and price at which the Shares are to be sold will be automatically adjusted proportionately.

3.2	In the event of a reincorporation or other corporate reorganization resulting in an automatic share-for-share exchange of new shares for the Shares subject to the Plan, then the new shares will automatically replace the Shares originally specified in the Plan.

4. Account Credit

4.1	In the event any scheduled sale of Shares or exercise of stock options and sale of the underlying Shares is not executed as provided in Section 1 (or Section 7, if applicable) of the Plan, our account will be credited as if such sale or exercise had taken place as scheduled or provided in Section 7.

5. Compliance with Rule 144 and Rule 145

5.1 We understand and agree that if we are an affiliate or control person for purposes of Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), or if the Shares subject to the Plan are restricted securities subject to limitations under Rule 144 or eligible for resale under Rule 145, then all sales of Shares under the Plan will be made in accordance with the applicable provisions of Rule 144.

5.2 We request and authorize Merrill Lynch to complete and file on our behalf any Forms 144 (pre-signed by me) necessary to effect sales under the Plan.

5.3 If appropriate, we understand and agree that, upon our prompt signature and delivery to Merrill Lynch of Form 144, Merrill Lynch will either: (a) make one Form 144 filing at the beginning of each three-month period commencing with the date of the first sale made in connection with the Plan or (b) file Form 144 for each sale made in connection with the Plan.

5.3	Each Form 144 shall state the following: “This proposed sale is made pursuant to a plan intended to comply with Rule 10b5-1(c), previously entered into on [insert plan adoption date], at which time we were not aware of material nonpublic information.”

5.5	Merrill Lynch will conduct sales pursuant to Rule 144 or Rule 145 if appropriate, including applying Rule 144 volume limitations as if the sales under the Plan were the only sales subject to the volume limitations.

5.6.	We agree not to take any action or to cause any other person or entity to take any action that would require us to aggregate sales of Shares pursuant to Rule 144; and not to take any action that would cause the sales of Shares under the Plan not to comply with Rule 144 or Rule 145.

6. Representations, Warranties and Covenants

In consideration of Merrill Lynch accepting orders to sell securities under this Plan, I make the following representations, warranties and covenants:

6.1 We have established the Plan in good faith, in compliance with the requirements of Rule 10b5-1, and at a time when we were not aware of material nonpublic information about the Shares or the Issuer.

6.2 We have consulted with legal counsel and other advisors in connection with our decision to enter into the Plan and have confirmed that the Plan meets the criteria set forth in Rule 10b5-1. We have not received or relied on any representations by Merrill Lynch regarding the Plan’s compliance with Rule 10b5-1.

6.3 We have provided, or caused the Issuer to provide, Merrill Lynch with a certificate completed by the Issuer, substantially in the form of Annex A hereto (“Issuer Certificate”).

6.4. We own all Shares that are subject to the Plan free and clear of liens or encumbrances of any kind. We will own any Shares acquired under employee stock options exercised pursuant to the Plan free and clear of liens or encumbrances, except for any liens or encumbrances in favor of Merrill Lynch. There are no restrictions imposed on me, the Shares or the Issuer that would prevent Merrill Lynch or me from complying with the Plan.

6.5. While the Plan is in effect, except as provided in the Plan, we will not engage in offsetting or hedging transactions in violation of Rule10b5-1; and we will notify Merrill Lynch in advance of any sales or purchases of, or derivative transactions on, any of the Issuer’s securities initiated by us.

6.6. While the Plan is in effect, we will not disclose to any employee of Merrill Lynch, including our Private Wealth Advisor or Financial Advisor, any material nonpublic information concerning the Shares or the Issuer.

6.7. While the Plan is in effect, we will not attempt to exercise any influence over how, when or whether to effect sales of Shares.

6.8. The Plan does not violate the Issuer’s insider trading policies.

6.9. We agree to make or cause to be made all filings required under the Securities Act and/or the Exchange Act, including under Rule 144 and pursuant to Section 13 and Section 16 of the Exchange Act, and any other filings necessary.

6.10. As to delivery requirements:

1.	For securities other than stock options, prior to the date of execution of any sales specified under the Plan, we agree to have delivered into the custody of Merrill Lynch the total amount of the Shares that may be sold pursuant to the Plan, together with all transfer documents and other authorizations required for Merrill Lynch to effect settlement of sales of such Shares on our behalf.

2.	For employee stock options, the number of options granted to us by the Issuer that are vested, exercisable and registered is equal to or greater than the number of options to be exercised and the underlying Shares to be sold under the Plan. We agree to provide to Merrill Lynch all necessary documentation, properly executed, to effect the timely exercise of the stock options and the subsequent sale and settlement of the Shares.

3.	We agree that Merrill Lynch’s obligation to execute sales under the Plan is conditioned on the satisfaction of the foregoing delivery requirements.

6.11. We agree to inform Merrill Lynch as soon as possible of any of the following:

1.	any subsequent restrictions imposed on me due to changes in the securities (or other) laws or of any contractual restrictions imposed on the Issuer that would prevent Merrill Lynch or us from complying with the Plan, and

2.	the occurrence of any event as set forth in the Plan that would cause the Plan to be suspended or terminated under Section 7 or Section 8 of the Plan, respectively.

7. Suspension

7.1 Sales pursuant to Section 1 above shall be suspended where:

1. trading of the Shares on the Exchange is suspended for any reason;

2.	there is insufficient demand for any or all of the Shares at or above the specified price (e.g., the specified price met but all Shares could not be sold at or above the specified price);

3.	Merrill Lynch, in its sole discretion, determines that there is a legal, regulatory or contractual reason why it cannot effect a sale of Shares;

4.	Merrill Lynch is notified in writing by the Issuer that a sale of Shares should not be effected due to legal, regulatory or contractual restrictions applicable to the Issuer or to me (including without limitation, Regulation M);

5.	Merrill Lynch is notified in writing by the Issuer that (i) in the case of Shares being sold pursuant to a registration statement filed under the Securities Act, the registration statement has terminated, been suspended, expired or is otherwise unavailable; or (ii) a public announcement of a public offering of securities by the Issuer has been made.

7.2	Merrill Lynch will resume sales in accordance with the Plan as promptly as practicable after (a) Merrill Lynch receives notice in writing from the Issuer that it may resume sales in accordance with Section 1 of the Plan in the case of the occurrence of an Event described in 7.1.4 or 7.1.5 above or (b) Merrill Lynch determines, in its sole discretion, that it may resume sales in accordance with the Plan in the case of the occurrence of an Event described in 7.1.1, 7.1.2 or 7.1.3 above.

7.3	Shares allocated under the Plan for sale during a period that has elapsed due to a suspension under this Section will be carried forward to be sold with the next amount of shares to be sold in accordance with Section 1 of the Plan.

7.4	In the event Section 1 of the Plan provides for an amount of Shares to be sold during a given period pursuant to a limit order, Shares that would otherwise be permitted to be sold during that period, shall, upon lapse of the suspension, nonetheless be carried forward to be sold with the next amount of Shares to be sold in accordance with Section 1 of the Plan.

7.5	Merrill Lynch is released from all liability in connection with any suspension of sales, including, but not limited to, liability for the expiration of stock options or loss of market value.

8. Termination

8.1 The Plan shall terminate on the earliest to occur of the following:

1. the termination date listed above;

2. the completion of all sales contemplated in Section 1 of the Plan;

3.	our or Merrill Lynch’s reasonable determination that: (a) the Plan does not comply with Rule 10b5-1 or other applicable securities laws; (b) We have not complied with the Plan, Rule 10b5-1 or other applicable securities laws; or (c) We have made misstatements in our representations or warranties in Section 6, above;

4.	receipt by Merrill Lynch of written notice from the Issuer or us of: (a) the filing of a bankruptcy petition by the Issuer; (b) the public announcement of a merger, recapitalization, acquisition, tender or exchange offer, or other business combination or reorganization resulting in the exchange or conversion of the Shares of the Issuer into shares of a company other than the Issuer; or (c) the conversion of the Shares into rights to receive fixed amounts of cash or into debt securities and/or preferred stock (whether in whole or in part);

5. receipt by Merrill Lynch of written notice of our death; or

6. receipt by Merrill Lynch of written notice of termination from us.

9. Indemnification

9.1	We agree to indemnify and hold harmless Merrill Lynch and its directors, officers, employees and affiliates from and against all claims, losses, damages and liabilities, including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such claim, arising out of or attributable to Merrill Lynch’s actions taken in compliance with the Plan, any breach by me of the Plan, or any violation by me of applicable federal or state laws or regulations. This indemnification shall survive termination of the Plan.

9.2	Merrill Lynch agrees to indemnify and hold me harmless from and against all claims, losses, damages and liabilities including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim, arising out of or attributable to Merrill Lynch’s gross negligence or willful misconduct in connection with the Plan.

10. Modification and Amendment

10.1	The Plan may be modified or amended only upon (a) the written agreement of us and Merrill Lynch; (b) the receipt by Merrill Lynch of a certificate signed by us to the effect that the representations, warranties and covenants contained in Section 6 above, are true as of the date of such certificate; and (c) the receipt by Merrill Lynch of an Issuer Certificate.

11. Counterparts

The Plan may be signed in counterparts, each of which will be an original.

12. Entire Agreement

The Plan, including the representations, warranties and covenants in Section 6, constitutes the entire agreement between us and Merrill Lynch regarding the Plan and supersedes any prior agreements or understandings regarding the Plan.

13. Notices

All notices given by the parties under the Plan will be as specified in the Sales
Annex and Notice Provision.

If seller is subject to the reporting requirements of Section 16 of the Exchange Act, complete the following to have transaction information for open market transactions under the Plan forwarded to a designated third party.

14 Officer & Director Equity Service

14.1	I authorize Merrill Lynch to transmit transaction information via facsimile and/or email regarding open market transactions under the Plan to:

a. Name: David J. Dzuricky            b. Name: Martin C. Ruegsegger

Title: Senior Vice President and Title: Vice President, Corporate Counsel &

Chief Financial Officer	Secretary

Organization: Piedmont Natural Organization: Piedmont Natural Gas

Gas Company, Inc. Fax: 704-365-8515 Tel.: 704-731-4547	Company, Inc. Fax Number:704-365-8515 Tel.: 704-731-4202

e-mail:david.dzuricky@piedmontng.com

e-mail: marty.ruegsegger@piedmontng.com

14.2	We understand that reasonable efforts will be made to transmit transaction information for open market transactions under the Plan (purchase or sale) by the close of business on the day of the purchase or sale, but no later than the close of business on the first trading day following the purchase or sale.

14.3	We acknowledge that Merrill Lynch (a) has no obligation to confirm receipt of any email or faxed information by the designated contact and (b) has no responsibility or liability for filing a Form 4 with the SEC or for compliance with Section 16 of the Exchange Act.

14.4	If any of the above contact information changes, or we would like to terminate this authorization, we will promptly notify Merrill Lynch in writing. We further authorize Merrill Lynch to transmit transaction information to a third party service provider who will make the information available to our designated representative(s) listed above.

15. Governing Law

This Plan will be governed by and construed in accordance with the laws of the State of New York.

By: /s/ David J. Dzuricky

David J. Dzuricky Date: April 20, 2005 By: /s/ Janet L. Dzuricky Janet L. Dzuricky

Date: April 20, 2005

Acknowledged and Agreed this 20th day of
April, 2005:
Merrill Lynch, Pierce, Fenner & Smith
Incorporated

By: /s/ Elizabeth M. Harris
Name: Elizabeth M. Harris
Title: Administrative Manager

Annex A – Issuer Certificate

This Annex A may not be amended except in accordance with the Plan.

•	Piedmont Natural Gas Company, Inc. (the “Issuer”) certifies that it has approved, and retained a copy of, the Sales Plan dated April 20, 2005 (the “Plan”) between David J. Dzuricky and Janet L. Dzurcky (“Seller”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) relating to the common stock of the Issuer (the “Shares”).

•	The Plan is consistent with Issuer’s insider trading policies, and, to the best of Issuer’s knowledge, there are no legal, contractual or regulatory restrictions applicable to Seller as of the date of this representation that would prohibit Seller from entering into the Plan or effecting any sale of Shares pursuant to the Plan.

•	While the Plan is effective, Issuer agrees to provide notice as soon as practicable to Merrill Lynch in the event of:

a.	the selling of the Shares pursuant to a registration statement or the termination, expiration, suspension or unavailability of the registration statement;

b. a public announcement of a public offering of securities by the Issuer;

c.	a legal, regulatory or contractual restriction applicable to Seller or Seller’s affiliates, including without limitation, under Regulation M, that would prohibit any sale pursuant to the Plan (other than any such restriction relating to Seller’s possession or alleged possession of material nonpublic information about the Issuer or its securities) (the notice merely stating that a restriction applies to Seller without specifying the reasons for the restriction);

d. the filing of a bankruptcy petition by the Issuer;

e.	the public announcement of a merger, recapitalization, acquisition, tender or exchange offer, or other business combination or reorganization resulting in the exchange or conversion of the Shares of the Issuer into shares of a company other than the Issuer; or

f.	the conversion of the Shares into rights to receive fixed amounts of cash or into debt securities and/or preferred stock (whether in whole or in part).

The notice shall be provided by facsimile as specified in the attached Notice Provision and shall indicate the anticipated duration of the restriction but shall not include any other information about the nature of the restriction or its applicability to Seller. In any event, the Issuer shall not communicate any material nonpublic information about Issuer or its securities to Merrill Lynch with respect to the Plan.

•	To avoid delays in connection with transfers of stock certificates and settlement of transactions under the Plan, and in acknowledgment of Merrill Lynch’s agreement in Section 5 of the Plan that sales of Shares under the Plan will be effected in compliance with Rule 144, the Issuer agrees that it will, immediately upon Seller’s directing delivery of Shares into an account at Merrill Lynch in the name of and for the benefit of Seller, instruct its transfer agent to process the transfer of Shares and issue a new certificate to Seller that does not bear any legend or statement restricting its transferability to a buyer.

•	If the Plan covers options, Issuer acknowledges that Seller has authorized Merrill Lynch to serve as Seller’s agent and attorney-in-fact to exercise certain stock options to purchase the Shares from time to time pursuant to the Plan. Issuer agrees to accept, acknowledge and effect the exercise of such stock options by Merrill Lynch and the delivery of the underlying Shares to Merrill Lynch, free of any legend or statement restricting their transferability to a buyer. By signing below and upon delivery of funds representing the exercise price (plus any applicable taxes), the Issuer, for itself and its agents, acknowledges: (1) the security interest of Merrill Lynch in the underlying Shares and (2) that prior to delivery to Merrill Lynch, the Issuer holds the underlying Shares as bailee for Merrill Lynch.

Dated: April 20, 2005

By: /s/ Martin C. Ruegsegger
Piedmont Natural Gas Company, Inc.
Martin C. Ruegsegger
Vice President, Corporate Counsel & Secretary